Exhibit 4.5

FOURTH SUPPLEMENTAL INDENTURE

Dated as of February 21, 2024

between

HSBC USA INC., as Issuer

and

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

to

the INDENTURE

dated as of March 31, 2009

relating to Senior Debt Securities

Fourth Supplemental Indenture, dated as of February 21, 2024 (this “Fourth Supplemental Indenture”), between HSBC USA INC., a Maryland corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a national banking association, as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”). All capitalized terms used in this Fourth Supplemental Indenture and not otherwise defined herein have the meanings given such terms in the Indenture.

Recitals

WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of March 31, 2009 (as supplemented by the First Supplemental Indenture dated as of March 22, 2012, the Second Supplemental Indenture dated as of March 5, 2015, and the Third Supplemental Indenture dated as of September 29, 2023, the “Indenture”);

WHEREAS, Section 1101(10) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more indentures supplemental to the Indenture to cure any ambiguity, to correct or supplement any provision therein that may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture that shall not be inconsistent with any provision of the Indenture, provided such other provisions shall not adversely affect the interests of the Holders of Outstanding Debt Securities of any series created prior to the execution of such supplemental indenture in any material respect;

WHEREAS, the Company desires to amend Section 704(1) of the Indenture;

WHEREAS, the Company desires to define the term “Bank,” as used in Section 501(6) of the Indenture and add an additional definition;

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company and the Trustee according to its terms and a valid supplement to the Indenture have been done;

NOW, THEREFORE:

In consideration of the foregoing recitals and other valuable consideration, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Debt Securities as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions. The following definitions are added to Section 101 of the Indenture:

““Bank” means HSBC Bank USA, National Association and its successors and assigns.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.”

ARTICLE II
AMENDMENTS

Section 2.1             Amendments. Section 704(1) of the Indenture is deleted in its entirety and replaced with the following:

“file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act (provided that any such information, documents or reports filed electronically with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be deemed filed with, and delivered to, the Trustee and transmitted to the Holders at the same time as filed with the Commission); or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it will file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be required from time to time in such rules and regulations, it being understood that the Trustee shall have no responsibility to determine whether such documents have been filed with the Commission or a national securities exchange;”

ARTICLE III
MISCELLANEOUS

Section 3.1             Effect of Fourth Supplemental Indenture on Indenture. This Fourth Supplemental Indenture is a supplement to the Indenture. As supplemented by this Fourth Supplemental Indenture, the Indenture is in all respects ratified, approved and confirmed, and the Indenture and this Fourth Supplemental Indenture shall together constitute one and the same instrument.

Section 3.2             Effective Date. The modifications to the Indenture set forth in this Fourth Supplemental Indenture shall become effective on the date first above written.

Section 3.3             Separability. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

Section 3.4             No Reliance. Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the Holders of the Debt Securities as provided herein, any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture or the Indenture.

Section 3.5             Additional Acts. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intents and purpose of this Fourth Supplemental Indenture.

Section 3.6             Trust Indenture Act. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Fourth Supplemental Indenture by the Trust Indenture Act of 1939, the required provision shall control.

Section 3.7             Counterparts. This Fourth Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered by electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 3.8             Governing Law. This Fourth Supplemental Indenture shall be deemed to be a contract made and to be performed entirely in the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of said State.

Section 3.9             The Trustee. The Trustee shall not be responsible in any matter whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the day and year first above written.

HSBC USA INC.

By:	/s/ Oresta Mehta

	Title:	Oresta Mehta
	Name:	Executive Vice President and Head of Markets Treasury

By:	/s/ Michele Chebli

	Title:	Michele Chebli
	Name:	Senior Vice President, Deputy Corporate Secretary & Associate General Counsel

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Amy Thompson
	Title:	Amy Thompson
	Name:	Vice President

[Signature Page to Indenture]